Exhibit 3.15
Series S Cumulative Redeemable Preferred Stock
ARTICLES SUPPLEMENTARY
AMB PROPERTY CORPORATION
Articles Supplementary Classifying
and Designating a Class of Preferred Stock as
Series S Cumulative Redeemable Preferred Stock
and Fixing Distribution and Other Preferences and Rights of Such Class
Dated as of [________] [__], 2011

AMB PROPERTY CORPORATION
Articles Supplementary Classifying
and Designating a Class of Preferred Stock as
Series S Cumulative Redeemable Preferred Stock
and Fixing Distribution and Other Preferences and Rights of Such Class
     AMB Property Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to section 2-105 of the Maryland General Corporation Law that:
     FIRST: Pursuant to the authority granted and vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article IV of the Charter of the Corporation, the Board of Directors has reclassified 5,060,000 unissued shares of Preferred Stock of the Corporation as Series S Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series S Preferred Shares”).
     SECOND: The following is a description of the Series S Preferred Shares, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, and terms and conditions of redemption thereof:
     Section 1. Number of Shares and Designation. This separate class of shares of Preferred Stock shall be designated as Series S Cumulative Redeemable Preferred Stock and the number of shares which shall constitute such class shall be 5,060,000, par value $0.01 per share.
     Section 2. Definitions. For purposes of the Series S Preferred Shares, the following terms shall have the meanings indicated:
     “Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series S Preferred Shares.
     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.
     “Call Date” shall mean the date fixed for redemption of the Series S Preferred Shares and specified in the notice to holders required under subparagraph (d) of Section 5 as the Call Date.
     “Common Shares” shall mean the shares of common stock of the Corporation, par value $0.01 per share.

     “Dividend Payment Date” shall mean the last calendar day of March, June, September and December in each year, commencing on [June 30], 2011; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest or other sum shall accumulate or be paid on the amount so payable for the period after such Dividend Payment Date to such next Business Day.
     “Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that (i) the initial Dividend Period shall commence on [April 1], 2011 and end on and include [June 30], 2011, and (ii) the Dividend Period during which any Series S Preferred Shares shall be redeemed pursuant to Section 5 shall end on and include the Call Date with respect to the Series S Preferred Shares being redeemed.
     “Excess Preferred Shares” shall have the meaning set forth in Section 9(a).
     “Fully Junior Shares” shall mean the Common Shares and any other class or series of shares of capital stock of the Corporation now or hereafter issued and outstanding over which the Series S Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
     “Issue Date” shall mean the date on which Series S Preferred Shares are issued in accordance with the Merger Agreement to former holders of the ProLogis Series G Cumulative Redeemable Preferred Shares of Beneficial Interest.
     “Junior Shares” shall mean the Common Shares and any other class or series of shares of capital stock of the Corporation now or hereafter issued and outstanding over which the Series S Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation and, unless the context clearly indicates otherwise, shall include Fully Junior Shares.
     “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of January 30, 2011, by and among the Corporation, AMB Property, L.P., ProLogis, Upper Pumpkin LLC, New Pumpkin Inc. and Pumpkin LLC, as amended.
     “Parity Shares” shall have the meaning set forth in paragraph (b) of Section 7.
     “Person” shall mean any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.
     “Series S Preferred Shares” shall have the meaning set forth in Section 1 hereof.

     “set apart for payment” shall be deemed to include, without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of capital stock ranking on a parity with the Series S Preferred Shares as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series S Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.
     “Topco Merger” shall have the meaning set forth in the Merger Agreement.
     “Transfer Agent” means Computershare Trust Company, N.A., Canton, Massachusetts, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series S Preferred Shares.
     “Voting Preferred Shares” shall have the meaning set forth in Section 8 hereof.
     Section 3. Dividends.
     (a) The holders of Series S Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, dividends payable in cash in an amount per share equal to 6.75% of the liquidation preference per annum (equivalent to $1.6875 per share per annum), except as provided in Section 3(b). Such dividends shall begin to accrue and shall be fully cumulative from [April 1], 2011, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, in the event that the Issue Date is after [April 1, 2011], an amount equivalent to the dividend that would have accrued hereunder had Series S Preferred Shares been issued and outstanding from [April 1, 2011] to the day before the Issue Date will, in lieu of such dividend accruing during such period (and in lieu of any dividend payment on the ProLogis Series G Cumulative Redeemable Preferred Shares of Beneficial Interest for the quarterly dividend period in which the Topco Merger occurs), be deemed to have accrued on and as of the Issue Date, and such amount shall be included in the first dividend payment to be made on any Series S Preferred Shares following [April 1, 2011], such that the dividend payable for the Dividend Period ending [June 30, 2011] will be equivalent to a full quarterly dividend, regardless of whether Series S Preferred Shares are issued and outstanding for the full quarter. Each such dividend shall be payable in arrears to the holders of record of Series S Preferred Shares, as they appear on the stock records of the Corporation at the close of business on such record dates, not less than 10 nor more than

50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends on the Series S Preferred Shares for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.
     (b) The amount of dividends payable for each full Dividend Period for the Series S Preferred Shares shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for any period shorter or longer than a full Dividend Period on the Series S Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series S Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series S Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series S Preferred Shares that may be in arrears.
     (c) So long as any Series S Preferred Shares are outstanding, no full dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series S Preferred Shares for all past Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart), as aforesaid, all dividends declared upon the Series S Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series S Preferred Shares and accumulated and unpaid on such Parity Shares.
     (d) So long as any Series S Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series S Preferred Shares and any other Parity Shares of the Corporation shall have been paid or declared and set apart for payment for all past Dividend Periods with respect to the Series S Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series S Preferred Shares and the current dividend period with respect to such Parity Shares. Any dividend payment on the Series S Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due which remains payable.
     (e) No distributions on Series S Preferred Shares shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
     Section 4. Liquidation Preference.
     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series S Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) per Series S Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series S Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series S Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series S Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.
     (b) Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to the Series S Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series S Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series S Preferred Shares shall not be entitled to share therein.
     Section 5. Redemption at the Option of the Corporation.

     (a) The Corporation, at its option, may redeem the Series S Preferred Shares, in whole at any time or from time to time in part at the option of the Corporation at a redemption price of Twenty-Five Dollars ($25.00) per Series S Preferred Share, plus the amounts indicated in Section 5(b).
     (b) Upon any redemption of Series S Preferred Shares pursuant to this Section 5, the Corporation shall pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series S Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series S Preferred Shares called for redemption.
     (c) If full cumulative dividends on the Series S Preferred Shares and any other class or series of Parity Shares of the Corporation have not been paid or declared and set apart for payment, the Series S Preferred Shares may not be redeemed under this Section 5 in part and the Corporation may not purchase or acquire Series S Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series S Preferred Shares or pursuant to Section 9 or Section 10 hereof.
     (d) Notice of the redemption of any Series S Preferred Shares under this Section 5 shall be mailed by first-class mail to each holder of record of Series S Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s records, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series S Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price of $25.00 plus accrued and unpaid dividends through the Call Date; (4) the place or places at which certificates for such shares are to be surrendered; and (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series S Preferred Shares so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series S Preferred Shares of the Corporation shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, funds necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series S Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series S Preferred Shares to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.
     As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series S Preferred Shares are to redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series S Preferred Shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Corporation in its sole discretion to be equitable. If fewer than all the Series S Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.
     Section 6. Shares To Be Retired. All Series S Preferred Shares which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation.
     Section 7. Ranking. Any class or series of shares of capital stock of the Corporation shall be deemed to rank:
     (a) prior to the Series S Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series S Preferred Shares;
     (b) on a parity with the Series S Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series S Preferred Shares, if the holders of such class or series and the Series S Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”), it being understood that the Series S Preferred Shares shall rank on a parity with the Series L Preferred Stock, the Series M Preferred Stock, the Series O Preferred Stock, the Series P Preferred Stock, the Series Q Preferred Stock and the Series R Preferred Stock of the Corporation;
     (c) junior to the Series S Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and
     (d) junior to the Series S Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.
     Section 8. Voting. If and whenever six quarterly dividends (whether or not consecutive) payable on the Series S Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series S Preferred Shares, together with the holders of shares of every other class or series of Parity Shares (any such other class or series, the “Voting Preferred Shares”), voting as a single class regardless of class or series, shall be entitled to elect two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series S Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series S Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series S Preferred Shares and the Voting Preferred Shares to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all persons elected as directors by the holders of the Series S Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series S Preferred Shares and the Voting Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Series S Preferred Shares (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series S Preferred Shares and of the Voting Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of Series S Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series S Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series S Preferred Shares and the Voting Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.
     So long as any Series S Preferred Shares are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66⅔% of the votes entitled to be cast by the holders of the Series S Preferred Shares and the Voting Preferred Shares, at the time outstanding, acting as a single class regardless of class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (a) Any amendment, alteration or repeal of any of the provisions of the Charter of the Corporation or these Articles Supplementary that materially and adversely affects the voting powers, rights or preferences of the holders of the Series S Preferred Shares or the Voting Preferred Shares; provided, however, that the amendment of the provisions of the Charter of the Corporation so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Series S Preferred Shares, or any shares of any class ranking on a parity with the Series S Preferred Shares or the Voting Preferred Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series S Preferred Shares, and provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series S Preferred Shares or another class or series of Voting Preferred Shares that are not enjoyed by some or all of the other classes or series otherwise entitled to vote in accordance herewith, the affirmative vote of at least 66⅔% of the votes entitled to be cast by the holders of all classes or series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least 66⅔% of the votes entitled to be cast by the holders of the Series S Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or
     (b) A share exchange that affects the Series S Preferred Shares, a consolidation with or merger of the Corporation into another entity, or a consolidation with or merger of another entity into the Corporation, unless in each such case each Series S Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series S Preferred Share (except for changes that do not materially and adversely affect the holders of the Series S Preferred Shares); or
     (c) The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to the Series S Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or in the payment of dividends;
provided, however, that no such vote of the holders of Series S Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, such share exchange, consolidation or merger is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series S Preferred Shares at the time outstanding.
     For purposes of the foregoing provisions of this Section 8, each Series S Preferred Share shall have one (1) vote per share, except that when any other class or series of Preferred Shares shall have the right to vote with the Series S Preferred Shares as a single class on any matter, then the Series S Preferred Shares and such other class or series shall have with respect to such matters one (1) vote per Twenty-Five Dollars ($25.00) of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series S Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.
     Section 9. Limitation on Ownership.
     (a) Limitation. Notwithstanding any other provision of the terms of the Series S Preferred Shares, except as provided in the next sentence and in Section 9(b), no Person, or Persons acting as a group, shall at any time directly or indirectly acquire ownership of more than 25% of the outstanding Series S Preferred Shares. Any Series S Preferred Shares owned by a Person or Persons acting as a group in excess of such 25% shall be deemed “Excess Preferred Shares,” except as provided in Section 9(b) and except that any such shares in excess of 25% will not be considered Excess Preferred Shares if the 25% limitation is exceeded solely as a result of the Corporation’s redemption of Series S Preferred Shares, provided that thereafter any additional Series S Preferred Shares acquired by such Person or Persons acting as a group shall be considered Excess Preferred Shares. Within 10 days of becoming aware of the existence of Excess Preferred Shares (whether by notice on Schedule 13D or otherwise), the Corporation shall redeem any and all Excess Preferred Shares by giving notice of redemption to the holder or holders thereof, unless, prior to the giving of such notice the holder shall have disposed of its ownership in the Excess Preferred Shares or the directors have exempted such shares pursuant to Section 9(b). Such notice shall set forth the number of Series S Preferred Shares constituting Excess Preferred Shares, the redemption price and the place or places at which the certificates representing such Excess Preferred Shares are to be surrendered and such notice shall set forth the matters described in the following sentence. From and after the date of giving such notice of redemption, the Series S Preferred Shares called for redemption shall cease to be outstanding and the holder thereof shall cease to be entitled to dividends (other than dividends declared but unpaid prior to the notice of redemption), voting rights and other benefits with respect to such shares excepting the rights to payment of the redemption price determined and payable as set forth in the next two sentences. Subject to the limitation on payment set forth in the following sentence, the redemption price of each Excess Preferred Share called for redemption shall be the average daily per Series S Preferred Share closing sales price, if the Series S Preferred Shares are listed on a national securities exchange, and if the Series S Preferred Shares are not so listed, shall be the mean between the average per Series S Preferred Share closing bid prices and the average per Series S Preferred Share closing asked prices, in each case during the 30 day period ending on the business day prior to the redemption date, or if there have been no sales on a national securities exchange and no published bid quotations and no published asked quotations with respect to Series S Preferred Shares during such 30 day period, the redemption price shall be the price determined by the directors in good faith. Unless the directors determine that it is in the interest of the Corporation to make earlier payment of all of the amount determined as the redemption price per Series S Preferred Share in accordance with the preceding sentence, the redemption price may be payable, at the option of the directors, at any time or times up to, but not later than the earlier of (i) five years after the redemption date, or (ii) the liquidation of the Corporation, in which latter event the redemption price shall not exceed an amount which is the sum of the per Series S Preferred Share distributions designated as liquidating distributions and return of capital distributions declared with respect to unredeemed Series S Preferred Shares of the Corporation of record subsequent to the redemption date; and in any event, no interest shall accrue with respect to the period subsequent to the redemption date to the date of such payment. Nothing in this Section 9(a) shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.
     (b) Exemptions. The limitation on ownership set forth in Section 9(a) shall not apply to the acquisition of Series S Preferred Shares by an underwriter in a public offering of Series S Preferred Shares and shall not apply to the ownership of Series S Preferred Shares by a managing underwriter in the initial public offering of Series S Preferred Shares. The directors, in their sole and absolute discretion, may exempt from the ownership limitation set forth in Section 9(a) certain designated Series S Preferred Shares owned by a person who has provided the directors with evidence and assurances acceptable to the directors that the qualification of the Corporation as a real estate investment trust would not be jeopardized thereby. Any Series S Preferred Shares to which the ownership limitation set forth in Section 9(a) does not apply as a result of the foregoing provisions of this Section 9(b) shall not be Excess Preferred Shares.
     Section 10. Restrictions on Ownership and Transfer to Preserve Tax Benefit.
     (a) Definitions. For the purposes of Section 10, the following terms shall have the following meanings:
     “Beneficial Ownership” shall mean ownership of Shares by a Person who is or would be treated as an owner of such Shares either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
     “Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 10(c)(vi), each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.
     “Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.
     “Constructive Ownership” shall mean ownership of Shares by a Person who is or would be treated as an owner of such Shares either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
     “IRS” means the United States Internal Revenue Service.
     “Market Price” shall mean the last reported sales price reported on a national securities exchange of the Series S Preferred Shares on the trading day immediately preceding the relevant date, or if the Series S Preferred Shares are not then traded on a national securities exchange, the last reported sales price of the Series S Preferred Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series S Preferred Shares may be traded, or if the Series S Preferred Shares are not then traded over any exchange or quotation system, then the market price of the Series S Preferred Shares on the relevant date as determined in good faith by the Board of Directors of the Corporation.
     “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time, and any successor statute hereafter enacted.
     “Ownership Limit” shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Shares. The number and value of the outstanding Shares shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.
     “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of Series S Preferred Shares provided that the ownership of such Series S Preferred Shares by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

     “Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 10(b)(ii), the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned Series S Preferred Shares for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.
     “Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Section 10(b)(ii), the record holder of the Series S Preferred Shares if such Transfer had been valid under Section 10(b)(i).
     “REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code and, for purposes of taxation of the Corporation under applicable state law, comparable provisions of the law of such state.
     “Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.
     “Shares” shall mean the shares of capital stock (including common stock and any series of preferred stock) of the Corporation as may be authorized and issued from time to time.
     “Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Series S Preferred Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series S Preferred Shares or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series S Preferred Shares), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series S Preferred Shares), and whether such transfer has occurred by operation of law or otherwise.
     “Trust” shall mean each of the trusts provided for in Section 10(c).
     “Trustee” shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.
     (b) Restriction on Ownership and Transfers.
     (i) Prior to the Restriction Termination Date:

               (A) except as provided in Section 10(i), no Person shall Beneficially Own Series S Preferred Shares which, taking into account any other capital stock of the Corporation Beneficially Owned by such Person, would result in such Person Beneficially Owning Shares in excess of the Ownership Limit;
               (B) except as provided in Section 10(i), no Person shall Constructively Own Series S Preferred Shares which, taking into account any other capital stock of the Corporation Constructively Owned by such Person, would result in such Person Constructively Owning Shares in excess of the Ownership Limit;
               (C) no Person shall Beneficially or Constructively Own Series S Preferred Shares which, taking into account any other capital stock of the Corporation Beneficially or Constructively Owned by such Person, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or comparable provisions of state law).
          (ii) If, prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series S Preferred Shares in violation of Section 10(b)(i), (1) then that number of Series S Preferred Shares that otherwise would cause such Person to violate Section 10(b)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 10(c), effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (2) if, for any reason, the transfer to the Trust described in clause (1) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series S Preferred Shares in violation of Section 10(b)(i), then the Transfer of that number of Series S Preferred Shares that otherwise would cause any Person to violate Section 10(b)(i) shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.
          (iii) Subject to Section 10(l) and notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series S Preferred Shares that, if effective, would result in the capital stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series S Preferred Shares.
     (c) Transfers of Series S Preferred Shares in Trust.

          (i) Upon any purported Transfer or other event described in Section 10(b)(ii), such Series S Preferred Shares shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Section 10(b)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 10(c)(vi).
          (ii) Series S Preferred Shares held by the Trustee shall be issued and outstanding Series S Preferred Shares of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the Series S Preferred Shares held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the Series S Preferred Shares held in the Trust.
          (iii) The Trustee shall have all voting rights and rights to dividends with respect to Series S Preferred Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that Series S Preferred Shares have been transferred to the Trustee shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series S Preferred Shares. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.
          The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series S Preferred Shares held in the Trust and, subject to Maryland law, effective as of the date the Series S Preferred Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series S Preferred Shares prior to the discovery by the Corporation that the Series S Preferred Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision to the contrary contained herein, until the Corporation has received notification that the Series S Preferred Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
          (iv) Within 20 days of receiving notice from the Corporation that Series S Preferred Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Series S Preferred Shares held in the Trust to a Person, designated by the Trustee, whose ownership of the Series S Preferred Shares will not violate the ownership limitations set forth in Section 10(b)(i). Upon such sale, the interest of the Charitable Beneficiary in the Series S Preferred Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 10(c)(iv). The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee for the Series S Preferred Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Series S Preferred Shares at Market Price, the Market Price of such Series S Preferred Shares on the day of the event which resulted in the transfer of such Series S Preferred Shares to the Trust) and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Series S Preferred Shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that such Series S Preferred Shares have been transferred to the Trustee, such Series S Preferred Shares are sold by a Purported Record Transferee then (i) such Series S Preferred Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee received an amount for such Series S Preferred Shares that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 10(c)(iv), such excess shall be paid to the Trustee upon demand.
          (v) Series S Preferred Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee for the Series S Preferred Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Series S Preferred Shares at Market Price, the Market Price of such Series S Preferred Shares on the day of the event which resulted in the transfer of such Series S Preferred Shares to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the Series S Preferred Shares held in the Trust pursuant to Section 10(c)(iv). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Series S Preferred Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series S Preferred Shares shall thereupon be paid to the Charitable Beneficiary.
          (vi) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Series S Preferred Shares held in the Trust would not violate the restrictions set forth in Section 10(b)(i) in the hands of such Charitable Beneficiary.
     (d) Remedies For Breach. If the Board of Directors or a committee thereof or other designees, if permitted by the MGCL, shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10(b) or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Series S Preferred Shares of the Corporation in violation of Section 10(b), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, causing the Corporation to redeem Series S Preferred Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Section 10(b)(i), shall automatically result in the transfer to a Trust as described in Section 10(b)(ii) and any Transfer in violation of Section 10(b)(iii) shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.
     (e) Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Series S Preferred Shares in violation of Section 10(b), or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 10(b)(ii), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.
     (f) Owners Required To Provide Information. Prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series S Preferred Shares and each Person (including the shareholder of record) who is holding Series S Preferred Shares for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.
     (g) Remedies Not Limited. Nothing contained in these Articles Supplementary (but subject to Section 10(l)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT.
     (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 10, including any definition contained in Section 10(a), the Board of Directors shall have the power to determine the application of the provisions of this Section 10 with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 10(l)). In the event Section 10 requires an action by the Board of Directors and these Articles Supplementary fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 10. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 10(b)) acquired Beneficial or Constructive Ownership of Series S Preferred Shares in violation of Section 10(b)(i), such remedies (as applicable) shall apply first to the Series S Preferred Shares which, but for such remedies, would have been actually owned by such Person, and second to Series S Preferred Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Series S Preferred Shares based upon the relative number of the Series S Preferred Shares held by each such Person.
     (i) Exceptions.
          (i) Subject to Section 10(b)(i)(C), the Board of Directors (including, for the avoidance of doubt, any committee thereof so empowered, whether specifically or generally), in its sole discretion, may exempt a Person from the limitation on a Person Beneficially Owning Series S Preferred Shares in violation of Section 10(b)(i)(A) if the Board of Directors, or such committee, obtains any representations and undertakings from such Person as are reasonably necessary in the opinion of the Board of Directors, or such committee, to ascertain that no individual’s Beneficial Ownership of such Series S Preferred Shares will violate Section 10(b)(i)(A) or that any such violation will not cause the Corporation to fail to qualify as a REIT under the Code, and that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in Section 10(b)) or attempted violation will result in such Series S Preferred Shares being transferred to a Trust in accordance with Section 10(b)(ii).
          (ii) Subject to Section 10(b)(i)(C), the Board of Directors (including, for the avoidance of doubt, any committee thereof so empowered, whether specifically or generally), in its sole discretion, may exempt a Person from the limitation on a Person Constructively Owning Series S Preferred Shares in violation of Section 10(b)(i)(B), if the Corporation obtains any representations and undertakings from such Person as are reasonably necessary in the opinion of the Board of Directors, or such committee, to ascertain that such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned in whole or in part by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and that any violation or attempted violation will result in such Series S Preferred Shares being transferred to a Trust in accordance with Section 10(b)(ii). Notwithstanding the foregoing, the inability of a Person to make the certification described in this Section 10(i)(ii) shall not prevent the Board of Directors (or such committee), in its sole discretion, from exempting such Person from the limitation on a Person Constructively Owning Series S Preferred Shares in violation of Section 10(b)(i)(B) if the Board of Directors, or such committee, determines that the resulting application of Section 856(d)(2)(B) of the Code would affect the characterization of less than 0.5% of the gross income (as such term is used in Section 856(c)(2) of the Code) of the Corporation in any taxable year, after taking into account the effect of this sentence with respect to all other Series S Preferred Shares to which this sentence applies.
                (iii) Prior to granting any exception pursuant to Section 10(i)(i) or (ii), the Board of Directors (including, for the avoidance of doubt, any committee thereof so empowered, whether specifically or generally) may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors (or such committee), in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.
     (j) Legends. Each certificate for Series S Preferred Shares shall bear substantially the following legends:
Class of Stock
“THE CORPORATION IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE CORPORATION’S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS THE AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS IN SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.”
Restrictions on Ownership and Transfer
“THE SHARES OF SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER. SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK, (I) NO PERSON, OR PERSONS ACTING AS A GROUP, MAY AT ANY TIME, DIRECTLY OR INDIRECTLY, OWN SHARES OF THE CORPORATION’S SERIES S CUMULATIVE

REDEEMABLE PREFERRED STOCK IN EXCESS OF 25% OF THE OUTSTANDING SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK OF THE CORPORATION AND (II)  WITHIN 10 DAYS OF BECOMING AWARE OF ANY OWNERSHIP OF SHARES OF THE CORPORATION’S SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATION, THE CORPORATION SHALL REDEEM ANY AND ALL SUCH EXCESS PREFERRED SHARES UPON THE TERMS AND CONDITIONS SET FORTH IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.
THE SHARES OF SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK, (I) NO PERSON MAY BENEFICIALLY OWN SHARES OF THE CORPORATION’S SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK WHICH, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE CORPORATION BENEFICIALLY OWNED BY SUCH PERSON, WOULD RESULT IN SUCH PERSON BENEFICIALLY OWNING IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION; (II) NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK WHICH, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE CORPORATION CONSTRUCTIVELY OWNED BY

SUCH PERSON, WOULD RESULT IN SUCH PERSON CONSTRUCTIVELY OWNING IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION; (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE CORPORATION BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES OF SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE SERIES S CUMULATIVE REDEEMABLE PREFERRED STOCK SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN SUCH ARTICLES SUPPLEMENTARY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SERIES S PREFERRED SHARES ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.
     (k) Severability. If any provision of this Section 10 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.
     (l) NYSE. Nothing in this Section 10 shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The Series S Preferred Shares that are the subject of such transaction shall continue to be subject to the provisions of this Section 10 after such settlement.
     (m) Applicability of Section 10. The provisions set forth in this Section 10 shall apply to the Series S Preferred Shares notwithstanding any contrary provisions of the Series S

Preferred Shares provided for elsewhere in these Articles Supplementary; provided, however, that the provisions of this Section 10 shall be applied to a holder of Series S Preferred Shares only after the application of the provisions of Section 9 of these Articles Supplementary and the application of any other restrictions on ownership and transfer in the Charter of the Corporation (excluding the articles supplementary of the Series R Preferred Stock and the Series Q Preferred Stock, but including the articles supplementary of any other Preferred Stock) to any other Shares held by such holder, and then only to the extent then remaining applicable.
     Section 11. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any Series S Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.
     Section 12. Sinking Fund. The Series S Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.
     THIRD: The Series S Preferred Shares have been classified by the Board of Directors under the authority contained in Article IV of the Charter of the Corporation and section 2-105 of the Maryland General Corporation Law.
     FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the votes required by law.
     FIFTH: The undersigned each acknowledges these Articles Supplementary to be the act of the Corporation and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its [________] and attested to by its Secretary on this [__] day of [________], 2011.

AMB PROPERTY CORPORATION
By:
Name:
Title:

ATTEST:

Name:
Title:	Secretary

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